Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GULFPORT ENERGY CORPORATION

Gulfport Energy Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

1.	Article VII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph:

“4. The personal liability of the officers of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of an officer of the Corporation existing at the time of such repeal or modification.”

2.	The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 22nd day of May, 2025.

GULFPORT ENERGY CORPORATION

By:	/s/ Patrick Craine
Name:	Patrick Craine
Title:	Chief Legal and Administrative Officer